SERVICES  AGREEMENT

THIS AGREEMENT made as of and to have effect from the 1st.  day of March, 2006.

BETWEEN:

BAJA MINING CORP., a company duly incorporated under the laws of the Province of British Columbia, and having its head office at Suite 2350-1177 West Hastings Street, Vancouver, British Columbia,  V6E 2k3

(hereinafter called the "Company")

OF THE FIRST PART

AND:

KENDRON PETROLEUM MANAGEMENT CORPORATION,  a company duly incorporated under the laws of British Columbia and having its head office at Suite 1880-1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1

(hereinafter called “Kendron”)

OF THE SECOND PART

AND:

JOHN WILLIAM GREENSLADE, Professional Engineer and Lawyer, of 820 King Georges Way, West Vancouver, British Columbia, V7S 1S5

(herein called “Greenslade”)

OF THE THIRD PART

WHEREAS:

A.

The Company is a Vancouver-based mine development company and is a reporting company whose shares are  listed and posted for trading on the TSX Venture Exchange (the “Exchange”);

B.

The Parties hereto entered into an Agreement among the Company, Greenslade, Kendron, Minera y Metalurgica del Boleo S.A. de C.V. (“MMB”), Optimum Project Services Limited (“Optimum”), and William Murray  (“Murray”) dated effective April 22, 2004 (the 2004 Agreement”);

C.

The Parties wish to replace the 2004 Agreement with two separate and distinct agreements, this agreement with Kendron and Greenslade and a second and distinct agreement among the Company and/or MMB, Optimum and Murray;

D.

Kendron retains Greenslade who has certain skills, expertise and experience as a professional engineer and lawyer which the Company wishes to employ;

E.

The Company agrees to retain Kendron and Kendron agrees to supply the services of Greenslade to serve in the capacity more particularly set out in Article 2 of this Agreement; and

F.

This Agreement shall replace and supercede the 2004 Agreement in regard to the relationship, terms and conditions among the Company, Kendron and Greenslade effective as of the 1st day of March 2006.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties represent, warrant, covenant and agree as follows:

ARTICLE 1

ENGAGEMENT AND DURATION

KENDRON ENGAGEMENT

1.1

The Company hereby engages the services of Kendron as an independent contractor and Kendron hereby accepts such engagement and agrees to provide the services of Greenslade to the best of its ability and in accordance with the terms of this Agreement as President and Chief Executive Officer of the Company.

1.2

Kendron shall be responsible for the payment of any federal, provincial and local taxes and remittances including employment insurance premiums and Canada Pension Plan deductions, with respect to itself and Greenslade.

1.3

Kendron shall be engaged for a further minimum term of three years  from the 1st of March 2006 and terminating on April 30, 2009 (the “Termination Date”).

1.4

The term of this Agreement may be extended with the consent of Kendron and the Company for additional one year terms  by giving notice of such extension at any time after March 1, 2009, with respect to the initial term, and thereafter, at any time after the first anniversary of the term then in effect.

ARTICLE 2

DUTIES

KENDRON AND GREENSLADE

2.1

Kendron shall employ Greenslade to perform all duties customarily performed by a President of a publicly-held company engaged in a business similar to the Company's business including, without limiting the generality of the foregoing, the administration and management of the business and affairs of the Company, and shall also employ Greenslade to supervise the securities regulatory aspects of the Company.

2.2

Greenslade shall devote the majority of each business day (not less than 7 hours per business day, other than agreed vacation time) during each year of this Agreement to the business and affairs of the Company, use his best efforts to promote the interests of the Company and, to the extent necessary to discharge the responsibilities assigned to Greenslade, perform faithfully and efficiently such responsibilities.  The parties acknowledge that Greenslade’s duties as President will usually be performed on business days, but may also extend to weekends and holidays. The Company acknowledges Greenslade’s current responsibilities to Minterra Resource Corp. and agrees he may continue to fulfil such duties provided they do not unreasonably interfere with his duties to the Company.

2.3

Greenslade shall report directly to the Board of Directors of the Company.

2.4

Greenslade shall represent himself to third parties as “President” and “Chief Executive Officer” of the Company.

ARTICLE 3

REMUNERATION AND BENEFITS

Remuneration

1.1

Kendron shall be paid a fee of $24,000 per month in Canadian funds, exclusive of G.S.T., for the term of this Agreement, payable monthly on the fifteenth day of each month, commencing on March 15th, 2006.   The aforesaid remuneration shall be increased annually by the annual percentage increase in the Consumer Price Index published by Statistics Canada for Vancouver.

In the event of death, or permanent incapacity or disability of Greenslade, the remuneration payable to Kendron shall continue for a period of three months after such death, or permanent incapacity or disability.  In the event of the temporary incapacity or disability of Greenslade such that Greenslade is unable to reasonably perform his duties hereunder, Kendron shall be paid $24,000 per month in Canadian funds, exclusive of G.S.T., for the first six months for such period of incapacity or disability.  If Greenslade’s temporary incapacity or disability continues for six consecutive months, the Company may at any time thereafter during the continuation of such condition deem the incapacity or disability to be permanent. Under no circumstances shall the payments to Kendron under this paragraph for any single incident of incapacity or disability or continuing incident exceed six months.

The remuneration paid to Kendron hereunder may be increased during the term of this agreement by mutual consent in the event of a change in the circumstances of either Kendron, Greenslade or the Company and MMB, and in any event the said remuneration shall be reviewed at least once per year during the term hereof.

 Options

3.2

Kendron and/or Greenslade shall be eligible for share options as may be approved by the Board of Directors of the Company. Greenslade currently has options to purchase 700,000 shares in the capital of the Company.  Greenslade shall forthwith be granted additional options, exercisable at the market price of such shares at the time of such grant, to purchase a further 300,000 shares of the Company for a period of 5 years from the date of grant.

Reimbursement of Expenses

0.3

The Company shall reimburse Kendron and Greenslade for all reasonable expenses incurred by them in the performance of duties pursuant to this Agreement, provided that such parties provide the Company with a written expense account in reasonable detail on a monthly basis.

Agreed Absences

3.4

It is acknowledged and agreed by the Company that Kendron shall be paid its fees hereunder notwithstanding that it may be unable to provide the services of Greenslade for up to 4 weeks each year.

ARTICLE 4

RESTRICTIVE COVENANTS

Non-Competition

4.1

Subject to the provisions of paragraph 4.11 hereof, during the term of this Agreement and for the 12 months following the termination or expiration of this Agreement, neither  Kendron or Greenslade shall:

(a)

own or have any interest directly in; nor

(b)

act as an officer, director, agent, employee or consultant for any person, firm, association, partnership, corporation or other entity (the “Competitive Entity”) engaged in mineral exploration within fifty kilometres of mineral claims owned by the Company.

4.2

The restriction set out in Section 4.1 above shall not apply to ownership by such party of less than ten percent (10%) of the publicly traded securities of any Competitive Entity.  Except as provided in Section 4.1, Kendron and Greenslade shall be free to engage in, and receive the full benefit of, any activity that it or he sees fit, whether or not competitive with the business of the Company.

0.3

Kendron and Greenslade acknowledge that the restrictions contained in Section 4.1 are reasonable; however, in the event that any court should determine that any of the restrictive covenants contained in Section 4.1 or 4.2 of this Agreement, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

Confidentiality

4.4

The term "Confidential Information" means any and all information concerning any aspect of the Company and MMB not generally known to persons other than those associated with the Company and MMB.  The Company or MMB may disclose, in writing or orally, certain Confidential Information to Kendron or Greenslade.

4.5

Kendron and Greenslade acknowledge and agree that, subject to the provisions of paragraph 4.11 hereof, any Confidential Information disclosed to Kendron or Greenslade is in the strictest confidence.  Any Confidential Information disclosed to Kendron or Greenslade in any form whatsoever is and shall be considered confidential and proprietary information of the Company or MMB, as the case may be.

4.6

Except as authorized by the Company or MMB, neither Kendron or Greenslade will, except in the course of their respective duties to the Company or MMB:

(a)

duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company's or MMB’s Confidential Information; or

(b)

use the Company's or MMB’s Confidential Information without the prior written consent of the Company or MMB.

4.7

Kendron and Greenslade will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care that would be used to protect their own confidential information.

4.8

Any and all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, technical, accounting and financial records and like information and materials received from the Company or MMB and any copies or excerpts thereof containing proprietary or Confidential Information will remain the property of the Company or MMB and will, upon the request of the Company or MMB, be promptly returned to the Company or MMB by Kendron and Greenslade.

4.9

The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a)

is or later becomes publicly known under circumstances involving no breach of this Agreement by Kendron or Greenslade;

(b)

is already known to Kendron or Greenslade at the time of receipt of the Confidential Information;

(c)

is lawfully made available to Kendron or Greenslade by a third party;

(d)

is independently developed by an employee of  Kendron who has not been privy to the Confidential Information provided by the Company or MMB; or

(e)

is authorized by the Board of Directors of the Company.

4.10

Subject to the provisions of paragraph 4.11 hereof, the provisions of Article 4 shall survive the termination of this Agreement for a period of one year after termination.

4.11

Kendron and Greenslade shall be absolutely released from the provisions of paragraphs 4.1 to 4.10 inclusive hereof in the event that this Agreement is terminated pursuant to paragraph 5.3 of this Agreement.  For more certainty, in the event of such termination, Kendron and Greenslade shall be free to use all and any Confidential Information received by them hereunder for any purpose whatsoever, including uses in connection with activities which are competitive with those of the Company or MMB.

ARTICLE 5

TERMINATION AND CHANGE OF CONTROL

5.1

The Company may terminate Kendron’s engagement under this Agreement only upon the occurrence of any of the following events:

(a)

Kendron or Greenslade committing an act of gross negligence of wilful misconduct;

(b)

the conviction of  Kendron or Greenslade under the Criminal Code of Canada or the Securities Acts of any of the Provinces of Canada;

(c)

the breach or default of any material term of this Agreement by Kendron or Greenslade if such breach or default has not been remedied to the satisfaction of the Company within 14 days after written notice of the breach of default has been delivered by the Company to Kendron or Greenslade as the case may be;

PROVIDED THAT the Company may not terminate this Agreement nor commence proceedings to terminate this Agreement pursuant to sub-paragraph 5.1(c) within 180 days of a “change of control”, as defined in section 7.2 of this Agreement.  In the event that the Company purports to terminate this Agreement other than pursuant to subparagraphs 5.1(a) to 5.1(c) inclusive, neither Kendron or Greenslade shall have any duty to mitigate its or his damages.

5.2

In the event of the termination of Kendron’s engagement under this Agreement pursuant to Section 5.1 of this Agreement, the Company shall pay to Kendron  within 10 days of the termination the full amount of compensation accrued pursuant to Section 3.1 of this Agreement as of the date of termination.

0.3

Kendron may elect to terminate its obligations under this Agreement  upon the breach or default of any material term of this Agreement by the Company if such breach or default has not been remedied to the satisfaction of Kendron and Greenslade within 14 days after written notice of the breach of default has been delivered by Kendron or Greenslade to the Company.  Upon termination by Kendron hereunder the Company shall pay to Kendron as liquidated damages and without the obligation to mitigate the balance of monies due for the term of this contract, in full, within 5 business days of notification of termination.

CHANGE OF CONTROL

5.4

In the event of a change of control, as defined in section 7.2 hereof, Kendron shall be paid the greater of the balance of monies due under the term hereof and 24 months remuneration (the greater amount to compensate for the renewal terms hereunder) (herein the “Termination Compensation”) under this Agreement.  At the request of the Board of Directors of the Company, Kendron may elect to continue to provide services hereunder, and to provide the services of Greenslade.  If Kendron and Greenslade elect, on request, of the Board of Directors, to continue to provide services hereunder after a change of control, Kendron shall still be paid the Termination Compensation and in addition shall be entitled to receive the monthly remuneration set out in section 3.1, as adjusted  by the Consumer Price Index.

5.5

The rights of the Company, Kendron and Greenslade under this Article 5.0 are in addition to and not in derogation of any other remedies which may be available to the Company, Kendron or Greenslade at law or in equity.

ARTICLE 6

PERSONAL NATURE

6.1

This Agreement is entered into based upon the individual skill, qualifications and experience of Greenslade.

ARTICLE 7

GENERAL PROVISIONS

Waiver

0.1

No consent or waiver, express or implied, by any party to this Agreement of any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party's performance or in the terms, covenants and conditions of this Agreement.  The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party's right to assert such claim at any time thereafter.

Change of Control Defined

0.2

For the purposes of this Agreement, a "change of control" shall be deemed to have occurred when:

(a)

a person becomes a “control person” (as that term is defined in the Securities Act, British Columbia) of the Company; or

(b)

a majority of the directors elected at any annual or special general meeting of shareholders of the Company are not individuals nominated by the Company's then-incumbent board of directors; or

(c)

any person or group of persons acquires the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the Company through:

(i)

the legal or beneficial ownership of voting securities;

(ii)

the right to appoint managers, directors or corporate management;

(iii)

contract;

(iv)

operating agreement;

(v)

voting trust;

or otherwise; unless any such change of control has been approved, in advance, by a majority of the members of Board of Directors of the Company.

Notices

7.3

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered, telefaxed or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this Agreement.  Any notice shall be deemed to have been received if delivered or telefaxed, when delivered or telefaxed, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof.  If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.  A party may change its address for service by notice in writing to the other parties.

7.4

Each party to this Agreement may change its address for the purpose of this section 7.0 by giving written notice of such change in the manner provided for in section 7.1.

Applicable Law

7.5

This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof.  The parties hereto hereby submit to the jurisdiction of the courts of British Columbia.

Severability

7.6

If any provision of this Agreement for any reason is declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

Entire Agreement

7.7

This Agreement constitutes the entire Agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no Agreements collateral hereto other than as are expressly set forth or referred to herein.  This Agreement cannot be amended or supplemented except by a written agreement executed by all parties hereto.

Non-Assignability

7.8

This Agreement shall not be assigned by any party to this Agreement without the prior written consent of all other parties to this Agreement.

Burden and Benefit

7.9

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Time

7.10

Time is of the essence of this Agreement.

Counterpart

7.11

This Agreement may be executed in counterpart and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this Agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date set out on the first page of this Agreement.

KENDRON PETROLEUM MANAGEMENT CORPORATION

Per:

_______________________

Authorized Signatory

Signed, sealed and delivered by

)

John Greenslade in the presence of:

)

)

“Kendra Greenslade”

)

)

_________________________

)

_________________

Name

)

John Greenslade

Kendra Greenslade

)

__________________________

)

Address

)

3024 Paisley Road

)

___________________________

)

North Vancouver, BC

)

V7R 1C8

)

___________________________

)